Exhibit (99.18)

ISSN 1718-8369

Volume 3, number 11	May 11, 2009

AS AT FEBRUARY 28, 2009

Highlights for February 2009

•                  In February 2009, the budgetary balance shows revenue exceeding expenditure by $474 million.

•                  Consistent with the historical trend, the budgetary balance for the month of February shows revenue exceeding expenditure (February 2008: $1 128 million and February 2007: $478 million). This excess amount is $654 million less compared with that of February 2008, representing a significant deterioration in the budgetary balance.

•                  Despite the improvement in the budgetary balance for February 2009 and as indicated in the 2008-2009 Budget Plan of last March 19, it is expected that the budget will be balanced in 2008-2009 by using $2.0 billion of the $2.3-billion budgetary reserve accumulated as at March 31, 2008.

•                  Budgetary revenue for February amounts to $5.2 billion, a decline of $455 million compared to last year. Own-source revenue stands at $4.0 billion, down $370 million, while federal transfers amount to $1.2 billion, a decrease of $85 million.

•                  Program spending rose $263 million compared to last year, and stands at $4.0 billion. This increase is attributable chiefly to a rise in spending related to the Health and Social Services mission. Debt service stands at $509 million, down $57 million compared to February 2008.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February		April to February		March 2009 Budget
	2008	2009	2007-2008	2008-2009	2008-2009	Growth %
BUDGETARY REVENUE
Own-source revenue (1)	4 379	4 009	45 114	44 545	48 555	- 1.8
Federal transfers	1 245	1 160	12 354	12 798	13 924	2.2
Total	5 624	5 169	57 468	57 343	62 479	- 1.0
BUDGETARY EXPENDITURE
Program spending	- 3 764	- 4 027	- 48 884	- 52 075	- 57 400	4.7
Debt service	- 566	- 509	- 6 393	- 6 053	- 6 589	- 6.2
Total	- 4 330	- 4 536	- 55 277	- 58 128	- 63 989	3.5
NET RESULTS OF CONSOLIDATED ENTITIES (2)	- 110	- 61	- 64	237	205	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	1 184	572	2 127	- 548	- 1 305	—
Generations Fund (3)	- 56	- 98	- 345	- 532	- 569	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	1 128	474	1 782	- 1 080	- 1 874	—
Deposit in the Generations Fund from the budgetary reserve	0	—	- 200	—	- 132	—
Budgetary reserve	0	—	200	—	2 006	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	1 128	474	1 782	- 1 080	0	—

(1)           Own-source revenue reflects a change in the monthly estimation method to make it consistent with the method used for cumulative revenue at year end.

(2)           Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

(3)           The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at February 28, 2009

Budgetary balance

•                  For the first eleven months of fiscal 2008-2009, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.1 billion.

Budgetary revenue

•      From April 1, 2008 to February 28, 2009, own-source revenue stands at $44.5 billion, down $569 million compared to the same period last year. Own-source revenue excluding government enterprises amounts to $39.9 billion, a decline of $733 million. This decline in revenue is attributable to the slowdown in economic growth and the impact of the fiscal measures announced in recent budgets, including:

•                  the personal income tax cut in effect since January 1, 2008;

•                  the reduction in the capital tax rate.

Revenues of government enterprises rose $164 million compared to last year, reaching $4.6 billion.

•                  Federal transfers amount to $12.8 billion for the first eleven months of the fiscal year, an increase of $444 million compared to the same period in 2007-2008.

•                  Budgetary revenue totals $57.3 billion, down $125 million from as at February 29, 2008.

Budgetary expenditure

•                  As at February 28, 2009, budgetary expenditure amounts to $58.1 billion, an increase of $2.9 billion compared to last year.

•                  Program spending rose $3.2 billion compared to last year, and stands at $52.1 billion. The most significant changes are in the Health and Social Services ($1.6 billion) and the Education and Culture ($671 million) missions.

•                  Debt service amounts to $6.0 billion, down $340 million compared to the same period ended in February 2008.

Consolidated entities

•                  As at February 28, 2009, the net results of consolidated entities show a surplus of $237 million, i.e. $301 million more than last year. These results include, among others:

•                  the results of the Generations Fund, which amount to $532 million, an increase of $187 million compared to last year.

Net financial requirements

•                  For the period from April 2008 to February 2009, consolidated net financial requirements stand at $3.4 billion, an increase of $2.6 billion compared to last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February			April to February
	2008	2009	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	4 379	4 009	- 370	45 114	44 545	- 569
Federal transfers	1 245	1 160	- 85	12 354	12 798	444
Total	5 624	5 169	- 455	57 468	57 343	- 125
BUDGETARY EXPENDITURE
Program spending	- 3 764	- 4 027	- 263	- 48 884	- 52 075	- 3 191
Debt service	- 566	- 509	57	- 6 393	- 6 053	340
Total	- 4 330	- 4 536	- 206	- 55 277	- 58 128	- 2 851
NET RESULTS OF CONSOLIDATED ENTITIES	- 110	- 61	49	- 64	237	301
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	1 184	572	- 612	2 127	- 548	- 2 675
Generations Fund	- 56	- 98	- 42	- 345	- 532	- 187
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	1 128	474	- 654	1 782	- 1 080	- 2 862
Deposit in the Generations Fund from the budgetary reserve	0	—	0	- 200	—	- 200
Budgetary reserve	0	—	0	200	—	200
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	1 128	474	- 654	1 782	- 1 080	- 2 862
Generations Fund	56	98	42	345	532	187
CONSOLIDATED BUDGETARY BALANCE	1 184	572	- 612	2 127	- 548	- 2 675
Consolidated non-budgetary surplus (requirements)	622	27	- 595	- 2 939	- 2 901	38
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 806	599	- 1 207	- 812	- 3 449	- 2 637

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	February			April to February
			Changes			Changes
Revenue by source	2008	2009	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 481	1 450	- 2.1	17 024	16 896	- 0.8
Contributions to Health Services Fund	442	433	- 2.0	4 919	5 105	3.8
Corporate taxes	950	522	- 45.1	4 278	3 195	- 25.3
Consumption taxes	696	740	6.3	12 098	12 265	1.4
Other sources	219	287	31.1	2 370	2 495	5.3
Total	3 788	3 432	- 9.4	40 689	39 956	- 1.8
Revenue from government enterprises	591	577	- 2.4	4 425	4 589	3.7
Total own-source revenue	4 379	4 009	- 8.4	45 114	44 545	- 1.3
Federal transfers
Equalization	596	669	12.2	6 563	7 359	12.1
Health transfers	375	296	- 21.1	3 549	3 442	- 3.0
Transfers for post-secondary education and other social programs	160	98	- 38.8	1 356	1 170	- 13.7
Other programs	114	97	- 14.9	886	827	- 6.7
Total federal transfers	1 245	1 160	- 6.8	12 354	12 798	3.6
TOTAL BUDGETARY REVENUE	5 624	5 169	- 8.1	57 468	57 343	- 0.2

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	February			April to February
			Changes			Changes
Expenditures by mission	2008	2009	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 699	1 902	11.9	21 461	23 101	7.6
Education and Culture	830	809	- 2.5	12 908	13 579	5.2
Economy and Environment	410	475	15.9	5 646	6 061	7.4
Support for Individuals and Families	442	461	4.3	4 869	4 985	2.4
Administration and Justice	383	380	- 0.8	4 000	4 349	8.7
Total program spending	3 764	4 027	7.0	48 884	52 075	6.5
Debt service	566	509	- 10.1	6 393	6 053	- 5.3
TOTAL BUDGETARY EXPENDITURE	4 330	4 536	4.8	55 277	58 128	5.2

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.